Filed pursuant to 424(b)(3)
Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 2 DATED MAY 22, 2014

TO THE PROSPECTUS DATED APRIL 28, 2014

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 28, 2014 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 16, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Status of Our Initial Public Offering

As of September 6, 2013, we had received sufficient offering proceeds to satisfy the minimum offering requirements for our offering with respect to all states other than the states of Ohio and Pennsylvania. As of February 26, 2014, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for Ohio. As of May 22, 2014, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for Pennsylvania. Accordingly, we are able to begin accepting subscriptions from residents of the Commonwealth of Pennsylvania.